Exhibit 99.1
SWISHER HYGIENE ANNOUNCES PRIVATE PLACEMENT
CHARLOTTE, NC — April 15, 2011 — Swisher Hygiene Inc. (“Swisher Hygiene”) (NASDAQ: SWSH, TSX: SWI), today announced that it has entered into a series of arm’s length securities purchase agreements to sell 9,857,143 shares of the company’s common stock at a price of US$7.70 (Cdn. $7.40) per share, for aggregate proceeds of US$75.9 million (Cdn. $73.0 million) to certain funds of a global financial institution.
Swisher Hygiene intends to use the proceeds from the private placement to further its organic and acquisition growth strategy, as well as for working capital purposes.
The shares to be sold in the non-brokered private placement are subject to applicable United States securities law resale restrictions and an agreement prohibiting any sale or transfer of the acquired shares through July 24, 2011. Following July 24, 2011, Swisher Hygiene has agreed to use commercially reasonable efforts to file a resale registration statement with the U.S. Securities and Exchange Commission relating to the shares of common stock to be sold in the private placement. If the registration statement is not filed or declared effective within specified time periods, the investors will be entitled to receive liquidated damages in cash equal to one percent of the original offering price for each share that at such time remains subject to resale restrictions.
The shares of common stock to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This announcement does not constitute an offer to sell or the solicitation of an offer to buy shares of common stock of Swisher Hygiene.
Cautionary Statement on Forward-Looking Information
Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors and others are cautioned that forward-looking statements are subject to risks and uncertainties that may affect our business and prospects and cause our actual results to differ materially from those set forth in the forward-looking statements including the risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2010 and other filings with the SEC and we urge you to read those documents. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof except as required by law.
Swisher Hygiene has received conditional approval from the Toronto Stock Exchange in connection with the private placement.
For Further Information, Please Contact:
Swisher Hygiene Inc.
Investor Contact:
Amy Simpson
Phone: (704) 602-7116
Garrett Edson, ICR
Phone: (203) 682-8331
Media Contact:
Alecia Pulman, ICR
Phone: (203) 682-8332